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                                                                    Exhibit 99.1
Equifax

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                              1550 PEACHTREE STREET, N.W. ATLANTA, GEORGIA 30309

                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE


CONTACT:

Jeff Dodge                                           David Rubinger
Investor Relations                                   Media Relations
(404) 885-8804                                       (404) 885-8555
jeff.dodge@equifax.com                               david.rubinger@equifax.com

                    EQUIFAX BOARD INCREASES SHARE REPURCHASE
                           PROGRAM BY $250 MILLION AND
                           DECLARES QUARTERLY DIVIDEND

ATLANTA, August 9, 2004 -- Equifax Inc. (NYSE: EFX) today announced that its Board of Directors has approved an increase of $250 million to its existing common stock repurchase program. This program is available for share repurchases from time to time in open market or privately negotiated transactions, subject to market conditions and other factors.

"Equifax is deeply committed to increasing shareholder value, and once again the Board of Directors is demonstrating its commitment and support of management by extending and expanding Equifax's share buyback program," said Thomas F. Chapman, chairman and CEO.

The Board also declared a regular quarterly dividend of 3 cents per share, payable on September 15, 2004 to shareholders of record as of August 25, 2004. Equifax has paid cash dividends for 91 consecutive years.

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ABOUT EQUIFAX

Equifax Inc. is a global leader in turning information into intelligence. For businesses, Equifax provides faster and easier ways to find, approve and market to the appropriate customers. For consumers, Equifax offers easier, instantaneous ways to buy products or services and better insight into and management of their personal credit. Equifax. Information that Empowers.


SAFE HARBOR

Statements in this press release that relate to Equifax's future plans, objectives, expectations, performance, events and the like may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Future events, risks and uncertainties, individually or in the aggregate, could cause our actual results to differ materially from those expressed or implied in these forward-looking statements. Those factors include, but are not limited to, changes in worldwide and U.S. economic conditions that materially impact consumer spending and consumer debt, changes in demand for the Company's products and services, risks associated with the integration of acquisitions and other investments, changes in laws governing our business, including particularly the cost of compliance with the FACT Act and related regulations, the ability of Equifax to achieve its productivity improvement and cost reduction targets, pricing and other competitive pressures, and certain other factors discussed under the caption "Risk Factors" in the Management's Discussion and Analysis section of the Company's annual report on Form 10-K for the year ended December 31, 2003, and in our other filings with the U.S. Securities and Exchange Commission. Equifax assumes no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.